EXHIBIT 5.1

[LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

212-373-3000

212-757-3990

August 4, 2022

Ovintiv Inc.
370 – 17th Street, Suite 1700
Denver, CO 80202

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Ovintiv Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of shares of the

Company’s common stock, par value $0.01 per share (the “Shares”), issuable in respect of awards under the Omnibus Incentive Plan of Ovintiv Inc. (the “Plan”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.       the Registration Statement; and

2.       the Plan and the forms of award agreements (collectively, “Award Agreements”) relating to the awards granted under the Plan.

In addition, we have examined (i) such corporate records of the Company as we have considered appropriate, including a copy of the certificate of incorporation and the bylaws of the Company, certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon certificates of public officials and officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of

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valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the Plan and any applicable Award Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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